As filed with the Securities and Exchange Commission on June 26, 2014

Registration No. 333-195376

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 Amendment No. 2

On Form F-3

To Form F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Embraer S.A. (Exact name of Registrant as specified in its charter)	Embraer Overseas Limited (Exact name of Registrant as specified in its charter)
Embraer Inc. (Translation of Registrant’s name into English)
Federative Republic of Brazil (State or Other Jurisdiction of Incorporation or Organization)	Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)
3721 (Primary Standard Industrial Classification Code Number)	3721 (Primary Standard Industrial Classification Code Number)
Not Applicable (I.R.S. Employer Identification No.)	Not Applicable (I.R.S. Employer Identification No.)

Av. Brigadeiro Faria Lima, 2170, F-56, térreo, sala 2656
12227-901 – São José dos Campos, SP, Brazil
55-12-3927-1000
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

National Registered Agents, Inc.
875 Avenue of the Americas, Suite 501
New York, NY 10001
1-800-767-1553

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Richard S. Aldrich, Jr., Esq.
Skadden, Arps, Slate, Meagher & Flom, LLP
Av. Brig. Faria Lima, 3311
04538-133 São Paulo-SP, Brazil

55-11-3708-1830

Approximate date of commencement of proposed offer to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2  on Form F-3 to  Form F-4 (File No. 333-195376) of  Embraer S.A. is being filed soley to refile certain exhibits to the Registration Statement. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note,  Part II the Registration Statement and certain exhibits to the Registration Statement. The prospectus contained in Part I of the Registration Statement is unchanged and has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Neither the laws of Brazil nor the registrant’s bylaws or other constitutive documents provide for indemnification of directors or officers.

The registrant maintains liability insurance covering all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that any of its directors and officers are legally required to pay (and for which they are not indemnified by the registrant) as a result of a written request for indemnification of financial losses or of any civil, criminal or formal administrative proceedings in connection with any mistake, misstatement, act, omission, neglect or violation of a right performed by such directors and officers acting as such, either individually or as a group, and also in connection with being a director or officer of the registrant.

This liability insurance also covers all payments made by the registrant to indemnify its directors and officers against all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that such directors and officers are legally required to pay in the circumstances explained above.

Item 9.  Exhibits

See the index to the exhibits following the signature pages hereto.

Item 17.  Undertakings

(a)           The undersigned hereby undertakes:

(1)           To file during any period in which offers or sales are being made, a post-effective amendment to thisregistration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effectiveamendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registeredwhich remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to the registration statement to include any financial statements requiredby Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-4, a post-effective amendment need not be filed to include financial statements and information required bySection 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)           The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests.  The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)           The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 2 on Form F-3 to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São José dos Campos, State of São Paulo, Brazil, on June 26, 2014.

EMBRAER OVERSEAS LIMITED

By:   /s/ José Antonio de Almeida Filippo
          Name: José Antonio de Almeida Filippo
          Title: Director

By:   /s/ Marcio de Almeida Libanio
          Name: Marcio de Almeida Libanio
          Title: Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 2 on Form F-3 to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São José dos Campos, State of São Paulo, Brazil, on June 26, 2014.

EMBRAER S.A.

By:   /s/ Frederico Pinheiro Fleury Curado
          Name:    Frederico Pinheiro Fleury Curado
          Title:       Chairman, President and Chief
                          Executive Officer

By:   /s/ José Antonio de Almeida Filippo
          Name:    José Antonio de Almeida Filippo
          Title:       Executive Vice-President Corporate
                          and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 on Form F-3 to the Registration Statement on Form F-4 has been signed by the following persons in the capacities indicated on June 26, 2014 in the capacities indicated:

Name	Title
/s/ Alexandre Gonçalves Silva* Frederico Pinheiro Fleury Curado	Chairman of Board of Directors
/s/ Sérgio Eraldo De Salles Pinto* Sérgio Eraldo De Salles Pinto	Vice-Chairman of Board of Directors
/s/ Antonio Franciscangelis Neto* Antonio Franciscangelis Neto	Director
/s/ Arno Hugo Augustin Filho* Arno Hugo Augustin Filho	Director
/s/ Ernani de Almeida Ribeiro Junior* Ernani de Almeida Ribeiro Junior	Director
/s/ Israel Vainboim* Israel Vainboim	Director
/s/ João Cox Neto* João Cox Neto	Director
/s/ Josué Christiano Gomes da Silva* Josué Christiano Gomes da Silva	Director
/s/ Samir Zraick* Samir Zraick	Director
/s/ Paulo Roberto de Oliveira* Paulo Roberto	Director
/s/ Vitor Paulo Camargo Gonçalves* Vitor Paulo Camargo Gonçalves	Director
/s/ Frederico Pinheiro Fleury Curado* Frederico Pinheiro Fleury Curado	President & CEO
/s/ José Antonio de Almeida Filippo José Antonio de Almeida Filippo	Executive Vice-President & CFO (principal accounting officer)

*By:/s/ José Antonio de Almeida Filippo
Name: José Antonio de Almeida Filippo
Title: Attorney-in-fact for persons indicated

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the authorized representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the registrant in the United States, in the State of Delaware, United States of America, on this 26th  day of June, 2014.

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi

EXHIBIT INDEX

Exhibit Number	Description
4.1

Indenture, dated as of September 16, 2013, among Embraer Overseas Limited, Embraer S.A. and The Bank of New York Mellon, as Trustee, Registrar, Transfer Agent, and Principal Paying Agent, incorporated herein by reference from Exhibit 2.7 to Embraer’s 2013 Form 20-F

4.2**

Form of First Supplemental Indenture including the Form of Global Note, to be executed on or prior to June 27, 2014, among Embraer Overseas Limited, Embraer S.A. and The Bank of New York Mellon, as Trustee, Registrar, Transfer Agent, and Principal Paying Agent.

4.3

Registration Rights Agreement, dated as of September 16, 2013, among Embraer Overseas Limited, Embraer S.A. and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers, incorporated herein by reference from Exhibit 2.8 to Embraer’s 2013 Form 20-F

5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the notes
5.2*	Opinion of Bocater, Camargo, Costa e Silva—Advogados with respect to the notes
5.3**	Opinion of Travers Thorp Alberga with respect to the notes
8.1*	Opinion of Bocater, Carnargo, Costa e Silva-—Advogados regarding certain Brazil tax matters
8.2**	Opinion of Travers Thorp Alberga regarding certain Cayman Island tax matters
23.1**	Consent of KPMG Auditores Independentes
23.2**	Consent of PricewaterhouseCoopers Auditores Independentes
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in their opinion filed as Exhibit 5.1)
23.4	Consent of Bocater, Camargo, Costa e Silva—Advogados (contained in their opinion filed as Exhibit 5.2)
23.5	Consent of Travers Thorp Alberga (contained in their opinion filed as Exhibit 5.3)
24**	Power of Attorney (included on signature pages)
25**	Statement of Eligibility of The Bank of New York, as Trustee, on Form T-1

* filed herein

** previously filed